EXHIBIT 3.1
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                          CERTIFICATE OF DETERMINATION

                                       OF

                     SERIES A 2% CONVERTIBLE PREFERRED STOCK

                                       OF

                             SIGNATURE EYEWEAR, INC.



         The undersigned hereby certify that:

1. They are the President and Secretary, respectively, of Signature Eyewear, Inc., a California corporation ("CORPORATION").

2. The authorized number of shares of this Corporation's Preferred Stock is 5,000,000, and the number of shares of the Series A Preferred Stock (which is the series created by this Certificate of Determination) is 1,360,000. None of the shares of the Series A Preferred Stock has been issued.

3. Pursuant to authority granted by Article IV of this Corporation's Restated Articles of Incorporation, the following resolutions have been duly adopted and approved by this Corporation's Board of Directors:

     "WHEREAS, the Restated Articles of Incorporation of this Corporation provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors of this Corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed on any wholly unissued series of Preferred Stock, to fix a number of shares constituting any such series, and to determine the designation of that series, or any of them; and

     WHEREAS, the Board of Directors of this Corporation has determined it to be in the best interests of this Corporation and its shareholders to issue a Series A Preferred Stock and to fix the rights, preferences, privileges, and restrictions relating to that Series A Preferred Stock and the number of shares constituting that series;

     NOW, THEREFORE, BE IT HEREBY RESOLVED, THAT pursuant to Article IV of the Articles of Incorporation which authorizes 5,000,000 shares of preferred stock, $0.001 par value ("PREFERRED STOCK"), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

     RESOLVED FURTHER, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

1. NUMBER AND DESIGNATION. 1,360,000 shares of the Preferred Stock of the Corporation shall be designated as Series A 2% Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") (including

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160,000 shares of Series A Preferred Stock reserved exclusively for the payment of dividends pursuant to paragraph 4 and referred to therein as "Additional Shares"). After the initial issuance of 1,200,000 shares of Series A Preferred Stock, the Corporation may not issue additional shares of Series A Preferred Stock except as Additional Shares issued in lieu of payment of dividends on outstanding shares of Series A Preferred Stock or upon the transfer, exchange or replacement of existing shares of Preferred Stock.

2. DEFINITIONS. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

10 DAY MARKET PRICE means the average of the daily Market Prices of the Common Stock for the 10 consecutive trading days ending the day prior to the date for which such value is to be computed

30 DAY MARKET PRICE means the average of the daily Market Prices of the Common Stock for the 30 consecutive trading days ending the day prior to the date for which such value is to be computed.

AFFILIATE means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling," and "controlled" have meanings correlative to the foregoing.

BOARD OF DIRECTORS means the Board of Directors of the Corporation.

BUSINESS DAY means any day except Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in Los Angeles, California generally are authorized or required by law or other governmental actions to close.

CAPITAL STOCK means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of such Person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of indebtedness), warrants or options exchangeable for or convertible into such capital stock.

CHANGE OF CONTROL means the occurrence of any of the following events: (a) any Person or Group is or becomes the beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Corporation; or (b) the Corporation consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into the Corporation, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Corporation is converted into or exchanged for Voting Stock of the surviving or transferee corporation or its parent corporation and/or cash, securities or other property in an amount which could be paid by the Corporation under the terms of the Corporation's credit and financing agreements and (ii) immediately after such transaction no Person or Group is the beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the

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passage of time), directly or indirectly, of more than 50% of the total Voting
Stock of the surviving or transferee corporation, as applicable; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

COMMON STOCK means the Corporation's common stock, par value $0.001 per share.

EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

FIRST CALL DATE means April 21, 2005.

GROUP means a group within the meaning of Section 13(d)(3) of the Exchange Act.

ISSUE DATE means the first date of issuance of shares of Series A Preferred
Stock.

HOLDER means a person who owns Series A Preferred Stock.

LIQUIDATION PREFERENCE is an amount equal to US$0.67 per share plus accrued but unpaid dividends per share of Series A Preferred Stock.

MARKET PRICE means, with respect to the Common Stock, on any given day, (i) the price of the last trade, as reported on the Nasdaq National Market, not identified as having been reported late to such system, or (ii) if the Common Stock is so quoted, but not so traded, the average of the last bid and ask prices, as those prices are reported on the Nasdaq National Market, or (iii) if the Common Stock is not listed or authorized for trading on the Nasdaq National Market or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose; provided that, in connection with (i) or (ii), the Corporation may from time to time specify in advance the time at which the trade price or bid and ask prices, respectively, shall be determined for purposes of a particular calculation . If the Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors.

OUTSTANDING, when used with reference to shares of stock, means issued shares, excluding shares held by the Corporation or a subsidiary.

PERSON means an individual, corporation, partnership, limited liability company, association, trust and any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

REDEMPTION PREMIUM means US$450,000.

VOTING STOCK means, with respect to any Person, the Capital Stock of any class or kind (other than the Series A Preferred Stock) ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

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3.   RANK.

     (a) Any class or series of stock of the Corporation shall be deemed to rank:

          (i) prior to the Series A Preferred Stock, either as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up, or both, if the holders of such class or series shall be entitled by the terms thereof to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of Series A Preferred Stock ("SENIOR SECURITIES");

          (ii) on a parity with the Series A Preferred Stock, either as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock if the holders of the Series A Preferred Stock and of such class of stock or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, or both, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences (including, but not limited to preferences as to payment of dividends or other amounts distributable upon liquidation), without preference or priority one over the other and such class of stock or series is not a class of Senior Securities ("PARITY SECURITIES"); and

          (iii) junior to the Series A Preferred Stock, either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, or both, if such stock or series shall be Common Stock or if the holders of the Series A Preferred Stock shall be entitled by the terms thereof to receipt of dividends, and of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of shares of such stock or series (including, but not limited to preferences as to payment of dividends or other amounts distributable upon liquidation) ("JUNIOR SECURITIES").

     (b) The respective definitions of Senior Securities, Junior Securities and Parity Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Senior Securities, Junior Securities and Parity Securities, as the case may be.

     (c) The Series A Preferred Stock shall be subject to the creation of Junior Securities and Parity Securities.

4.   DIVIDENDS.

(a) The holders of shares of Series A Preferred Stock shall be entitled to receive with respect to each share of Series A Preferred Stock, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at a rate per annum equal to two percent (2%) of the then effective Liquidation Preference per share, payable in (A) cash, (B) additional shares of Series A Preferred Stock ("ADDITIONAL SHARES") or (C) any combination of the foregoing in accordance with the terms of this paragraph 4; provided, however, that dividends must be payable solely in cash unless, with respect to each Dividend Payment Date (as hereinafter defined) on which the Corporation elects to pay all or a portion of the applicable dividend in Additional Shares, the Corporation delivers to the holders a certified resolution of the Board of Directors of the Corporation finding that payment of the dividend solely in cash would materially adversely affect the financial condition of the Corporation; and provided, further, however that the Corporation may not issue Additional Shares in lieu of cash dividends

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     unless sufficient shares of Series A Preferred Stock remain authorized and available for issuance. Such dividends shall be cumulative from the Issue Date regardless of when actually issued (except that dividends on Additional Shares shall accrue from the date such Additional Shares are issued), whether or not in any Dividend Period or Dividend Periods there shall be funds of the Corporation legally available for the payment of such dividends and whether or not dividends are declared, and shall be payable on April 21, 2003 of each year (unless such day is not a Business Day, in which event such dividends shall be payable on the next succeeding Business
     Day) (each such date being a "DIVIDEND PAYMENT DATE" and each such annual period being a "DIVIDEND PERIOD"). Each such dividend shall be payable to the holders of record of shares of the Series A Preferred Stock as they appear on the share register of the Corporation on the corresponding Record Date. As used herein, the term "RECORD DATE" means, with respect to the dividend payable on the April 21, 2003 of each year, the date 45 days preceding April 21, 2003. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such record date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. Dividends shall accumulate to the extent that they are not paid on the Dividend Payment Date for the Dividend Period to which they relate.

(b) Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears; provided that if dividends are not paid in full on any Dividend Payment Date, the amount so payable, to the extent not paid, shall be added to the then effective Liquidation Preference on such Dividend Payment Date.

(c) So long as any shares of the Series A Preferred Stock are outstanding, no dividend, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any Parity Securities, nor shall any Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, (except by conversion into or exchange for Junior Securities) unless in each case full cumulative dividends have been or contemporaneously are declared and paid or declared and consideration sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Parity Securities or the redemption, purchase or other acquisition thereof. When dividends are not paid in full or consideration sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any other class or series of Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and accumulated and unpaid on such Parity Securities.

(d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or to effectuate a stock split on, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a

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     redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) (any such dividend, distribution, redemption or purchase being hereinafter referred to as a "JUNIOR SECURITIES DISTRIBUTION") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities), unless in each case (i) the full cumulative dividends on all outstanding shares of the Series A Preferred Stock and accrued and unpaid dividends on any other Parity Securities shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Securities and (ii) sufficient consideration shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock and the current dividend period with respect to such Parity Securities.

(e) The number of Additional Shares to be issued as dividends in lieu of cash will equal the quotient of (X) the cash amount of the dividend that otherwise would have been payable in cash and (Y) the then effective Liquidation Preference per share.

5.   LIQUIDATION PREFERENCE.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of Series A Preferred Stock shall be entitled to receive with respect to each share of Series A Preferred Stock an amount in cash equal to the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on the Series A Preferred Stock and all Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full.

(b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Series A Preferred Stock, as provided in this paragraph 5, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock and any Parity Securities shall not be entitled to share therein.

6.   REDEMPTION.

(a) The Series A Preferred Stock shall not be redeemable by the Corporation prior to the First Call Date. On and after the First Call Date, to the extent the Corporation shall have funds legally available for such payment, the Corporation may redeem at its option all the shares of Series A Preferred Stock, at any time in whole only at a redemption price per share equal to the Liquidation Preference (which for the avoidance of doubt shall be deemed to include all accrued and unpaid dividends thereon) plus the Redemption Premium thereon to the date fixed for redemption (the "REDEMPTION PRICE").

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(b)  (i) Subject to paragraphs (iii) and (iv) below, upon the occurrence of a
     Change of Control (the date of such occurrence being the "CHANGE OF CONTROL DATE"), the Corporation shall, to the extent funds are legally available therefor, make an offer (the "CHANGE OF CONTROL OFFER") to Holders to repurchase 100% of each Holder's share of Series A Preferred Stock at a price per share in cash equal to (A) if the Change of Control Payment Date is prior to the First Call Date, 110% of the product of (x) one plus the number (or fraction) of shares of Series A Preferred Stock accrued and unpaid as dividends on such share to the Change of Control Payment Date, times (y) the Conversion Ratio (as defined in paragraph 8) in effect immediately prior to the Change of Control, times (z) if the Change of Control is the result of a tender or exchange offer, merger or other form of business combination, the price paid per share of Common Stock in such tender or exchange offer, merger or other form of business combination (with the fair market value of any non-cash consideration being determined in good faith by the Board of Directors of the Corporation), or if the Change of Control is not the result of a tender or exchange offer, merger or other form of business combination, the 10-Day Market Price of the Common Stock on the Change of Control Date and (B) if the Change of Control Payment Date is on or after the First Call Date, the Redemption Price; provided, that a Holder shall not be entitled to tender any Series A Preferred Stock under this provision until such time as the Corporation has repurchased such debt securities as are required to be repurchased by the Corporation upon such event pursuant to the Corporation's credit and financing agreements. The Corporation shall promptly take all actions required to make such repurchases of debt securities.

     (ii) The Corporation shall make the Change of Control Offer not later than 30 days following the Change of Control Date by giving notice to each Holder specifying a date, not less than 20 days nor more than 30 days after the date of such notice, on which the Corporation will purchase any shares of Series A Preferred Stock subject to such offer (the "CHANGE OF CONTROL PAYMENT DATE"). Not less than 2 Business Days prior to the Change of Control Payment Date, each Holder shall notify the Corporation (an "ELECTION NOTICE") as to the number of shares of Series A Preferred Stock in respect of which it is accepting the Change of Control Offer. If a Holder does not deliver the Election Notice by such date, its rights under this paragraph 6(b) will terminate. If a Holder does deliver an Election Notice by such date, then (A) such Election Notice will be a binding commitment of such Holder to sell to the Corporation on the Change of Control Payment Date the number of shares of Preferred Stock specified in such Election Notice, subject to paragraph 6(b)(i) and (B) on the Change of Control Payment Date, (x) the Corporation will deliver to such Holder an amount of cash equal to the purchase price for the Series A Preferred Stock to be purchased and (y) such Holder will deliver to the Corporation free and clear of any Liens one or more certificates representing the Series A Preferred Stock to be sold duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

     (iii) Notwithstanding the foregoing, the Corporation shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the price and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Corporation and purchases all shares of Series A Preferred Stock validly tendered under such Change of Control Offer.

     (iv) The Corporation's obligations under this paragraph 6(b) are subject to compliance with the California Corporations Code. If the Corporation is limited by the California Corporations Code from fully complying with its obligations hereunder, the Corporation agrees that: (A) it will comply with its obligations hereunder to the extent it is able to do so and (B) it will use its best

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     efforts to remove any such legal impediment. If, at any time, the
     Corporation is obligated to make a Change of Control Offer hereunder but is not able to fully perform its obligations hereunder because of a legal impediment, each Holder may elect to have the Corporation defer such Change of Control Offer until the Corporation is legally able to fully perform its obligations hereunder. The Series A Preferred Stock will continue to accrue dividends until repurchased, redeemed or converted.

(c) If the Shares of Series A Preferred Stock are purchased or redeemed, then they shall (upon compliance with any applicable provisions of the laws of the State of California) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided that no such issued and reacquired shares of Series A Preferred Stock shall be reissued or sold as Series A Preferred Stock.

7.   PROCEDURE FOR REDEMPTION.

(a) In the event the Corporation shall elect to redeem shares of Series A Preferred Stock, notice of such redemption (the "REDEMPTION NOTICE") shall be given by international overnight courier or first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date (the "REDEMPTION DATE"), to each Holder of record of the shares to be redeemed at such Holder's address as the same appears on the stock register of the Corporation. Each Redemption Notice shall state: (i) the Redemption Date (which shall be a date on or after the First Call
     Date); (ii) the number of shares of Series A Preferred Stock to be redeemed, which shall be all the shares held by such holder; (iii) the Redemption Price; (iv) that on the Redemption Date, the Redemption Price, will become due and payable upon each such share of Series A Preferred Stock to be redeemed and that dividends thereon will cease to accrue on and after said date; (v) (if the Redemption Date is stated to be at any time after 30 days following the First Call Date) the Conversion Ratio, the date on which the right to convert shares of Series A Preferred Stock to be redeemed will terminate and the place or places where such shares of Series A Preferred Stock may be surrendered for conversion; and (vi) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(b) Prior to such Redemption Date, the Corporation, in its capacity acting as its own paying agent, shall segregate and hold in trust an amount of consideration sufficient to pay the Redemption Price of all the shares of Series A Preferred Stock that are to be redeemed on the Redemption Date. If the Redemption Date is stated to be at any time after 30 days following the First Call Date and any share of Series A Preferred Stock called for redemption is converted, any consideration so segregated and held in trust for the redemption of such share of Series A Preferred Stock shall be discharged from such trust.

(c) Redemption Notice having been mailed as aforesaid, from and after the Redemption Date, dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the Redemption Price aforesaid.

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8.   CONVERSION.

(a) (i) Subject to the provisions of this paragraph 8, (A) a holder of shares of Series A Preferred Stock shall have the right, on or after the date which is 30 days after the First Call Date (or, in the event that a Change of Control has occurred, at any time), at such holder's option, to convert any or all outstanding shares (and fractional shares) of Series A Preferred Stock held by such holder, in whole or in part, into fully paid and non-assessable shares of Common Stock.

     (ii) The number of shares of Common Stock deliverable upon conversion of a share of Series A Preferred Stock (including the Additional Shares), subject to adjustment as hereinafter provided, shall be 1.0 (the "CONVERSION RATIO"). In the event that at the time of conversion of a share of Series A Preferred Stock there are accrued and unpaid dividends on such share with respect to which Additional Shares have not been issued (including, with respect to any interim period since the last Dividend Payment Date, the product of the full dividend payable for the current Dividend Period ending on the next Dividend Payment Date, multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last Dividend Payment Date and the denominator of which is 360), then, upon such conversion, the holder thereof shall be entitled to receive such number of shares of Common Stock (in addition to the shares of Common Stock otherwise issuable upon the conversion of any such shares of Series A Preferred Stock and Additional Shares converted therewith) as would have been issued in accordance with the preceding sentence if Additional Shares had been issued in respect of such accrued and unpaid dividends and had been converted simultaneously therewith.

(b) (i) In connection with any Conversion pursuant to this paragraph 8, the holder of the shares of Series A Preferred Stock to be converted shall surrender the certificates representing such shares at the office of the Corporation with a written notice (a "CONVERSION NOTICE") of election to convert completed and signed, specifying the number of shares to be converted. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney, and an amount sufficient to pay any transfer or similar tax.

(ii) As promptly as practicable after the surrender by a holder of certificates for shares of Series A Preferred Stock under paragraph 8(b)(i), the Corporation shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, (w) a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this paragraph 8, (x) any cash adjustment required pursuant to paragraph 8(f) and (y) in the event of a conversion in part, a certificate or certificates for the whole number of Series A Preferred Stock not being so converted.

(iii) Each conversion shall be deemed to have been effected (the "EFFECTIVE TIME") immediately prior to the close of business on the date of delivery of the Conversion Notice. At the Effective Time, the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date and such conversion shall be into a number of whole shares of Common Stock in the aggregate equal to the product of the number of shares of Series A Preferred Stock surrendered and the Conversion Ratio in effect at such time on such date. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. At the Effective Time, the shares to be so converted shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this paragraph 8 and a certificate or certificates representing the shares of Series A Preferred Stock not converted.

(c) (i) Upon delivery to the Corporation of a Conversion Notice by a holder of shares of Series A Preferred Stock, the right of the Corporation to redeem such shares of Series A Preferred Stock shall terminate, regardless of whether a notice of redemption has been mailed pursuant to paragraph 7.

     (ii) Except as provided above and in paragraph 8(g), the Corporation shall make no payment or adjustment for accrued and unpaid dividends on shares of Series A Preferred Stock, whether or not in arrears, on conversion of such shares or for dividends in cash on the shares of Common Stock issued upon such conversion.

(d) (i) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as shall be required for the purpose of effecting conversions of the Series A Preferred Stock.

     (ii) Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations which require action to be taken by the Corporation.

(e) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock pursuant hereto; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(f) In connection with the conversion by a holder of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be required to be issued to such holder, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest on the business day on which such shares of Series A Preferred Stock are deemed to have been converted.

(g) (i) In case the Corporation shall at any time after the date of issue of the Series A Preferred Stock (A) declare a dividend or make a distribution on Common Stock payable in Common Stock, (B) subdivide or split the outstanding Common Stock, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, (D) issue any shares of its Capital Stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) or, (E) consolidate with, or merge with or into, any other Person, or engage in any reorganization, recapitalization, sale of all or substantially all of the Corporation's assets to any entity or any other transaction which, in the case of any of the transactions referred in this subclause (E), is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for Common Stock (any such transaction described in this subclause (E), an "ORGANIC CHANGE"), the Conversion Ratio in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger, reclassification or Organic Change shall be proportionately adjusted, or other provision shall be made, so that the conversion of the Series A Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock, or other securities of the Corporation (or shares of any security or cash or other property into which such shares of Common Stock have been combined, consolidated, merged, reclassified or changed, or which were otherwise receivable with respect to or in exchange for shares of Common Stock, pursuant to paragraph 8(g)(i)(C), 8(g)(i)(D) or 8(g)(i)(E) above) which, if the Series A Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reclassification or Organic Change, assuming such holder of Common Stock of the Corporation (x) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or in connection with which such reclassification or Organic Change was made, as the case may be ("CONSTITUENT PERSON"), or an affiliate of a Constituent Person and (y) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger or Organic Change (provided, that if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger or Organic Change, is not the same for each share of Common Stock of the Corporation held immediately prior to such reclassification, change, consolidation, merger or Organic Change by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purpose of this paragraph 8(g) the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger or Organic Change by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such adjustment shall be made successively whenever any event listed above shall occur.

     (ii) In case the Corporation shall issue or sell any Common Stock (other than Common Stock issued (A) pursuant to the Corporation's existing or future stock option plans or pursuant to any other existing or future Common Stock-related director or employee compensation plan of the Corporation approved by the Board of Directors, (B) as consideration for the acquisition of a business or of assets, (C) in a firmly committed underwritten public offering, (D) to the Corporation's joint venture partners in exchange for interests in the relevant joint venture, (E) upon conversion of shares of any series of Preferred Stock or (F) upon exercise or conversion of any security the issuance of which caused an adjustment under paragraph 8(g)(i), 8(g)(iii) or 8(g)(iv) hereof or the issuance of which did not require adjustment hereunder) without consideration or for a consideration per share less than the 30 Day Market Price on the date of such issuance, or shall issue securities convertible into Common Stock (other than such securities paid as dividends on any class of Preferred Stock) having a conversion price per share less than the 30 Day Market Price at the date of issuance of such convertible security, the Conversion Ratio to be in effect after such issuance or sale shall be determined by multiplying the Conversion Ratio in effect immediately prior to such issuance or sale by a fraction, (1) the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance or sale and the number of additional shares of Common Stock to be issued or sold (or, in the case of convertible securities, issued on conversion), and (2) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale and (y) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of additional shares of Common Stock so issued or sold (or issuable on conversion) would purchase at the 30 Day Market Price in effect on the date of such issuance or sale. In case any portion of the consideration to be received by the Corporation shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined in good faith by the Board of Directors.

     (iii) In case the Corporation shall fix a record date for the issuance of rights, options or warrants to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into shares of Common Stock) less than the 30 Day Market Price on such record date, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Conversion Ratio shall be adjusted pursuant to paragraph 8(g)(ii) hereof, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph 8(g)(ii) hereof. Such adjustment shall be made successively whenever such record date is fixed. In the event that after fixing a record date such rights, options or warrants are not so issued, the Conversion Ratio shall be readjusted to the Conversion Ratio that would then be in effect if such record date had not been fixed. In the event that such rights, options or warrants expire in whole or in part unexercised or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this paragraph 8(g)), the Conversion Ratio shall again be adjusted as follows: (A) in the event that all of such rights, options or warrants expire unexercised, the Conversion Ratio shall be the Conversion Ratio that would then be in effect if such record date had not been fixed;
     (B) in the event that less than all of such rights, options or warrants expire unexercised, the Conversion Ratio shall be adjusted pursuant to paragraph 8(g)(ii) to reflect the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants that remain outstanding (without taking into effect shares of Common Stock issuable upon exercise of rights, options or warrants that have lapsed or expired); and (C) in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled, the Conversion Ratio shall be adjusted to reflect the Conversion Ratio which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock. Notwithstanding anything herein to the contrary, no further adjustment to the Conversion Ratio shall be made upon the issuance or sale of Common Stock upon the exercise of any rights, options or warrants to subscribe for or purchase Common Stock, if any adjustment in the Conversion Ratio was made or required to be made upon the record date for the issuance or sale of such rights, options or warrants under this clause 8(g)(iii).

     (iv) In case the Corporation shall fix a record date for the making of a distribution to holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness, assets or other property (other than dividends or distributions for which an adjustment is made pursuant to paragraph 8(g)(i) or 8(g)(iii) hereof), the Conversion Ratio to be in effect after such record date shall be determined by multiplying the Conversion Ratio in effect immediately prior to such record date by a fraction, (A) the numerator of which shall be the 30 Day Market Price on such record date, and (B) the denominator of which shall be the 30 Day Market Price on such record date, less the fair market value (determined as set forth in paragraph 8(g)(ii) hereof) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of Common Stock. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such record date had not been fixed.

     (v) No adjustment to the Conversion Ratio pursuant to paragraphs 8(g)(ii), 8(g)(iii) or 8(g)(iv) above shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Ratio; provided however, that any adjustments which by reason of this paragraph 8(g)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 8(g) shall be made to the nearest four decimal points.

     (vi) In the event that, at any time as a result of the provisions of this paragraph 8(g), a holder of Series A Preferred Stock upon subsequent conversion shall become entitled to receive any shares of Capital Stock of the Corporation other than Common Stock, the number of such other shares so receivable upon conversion of Series A Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(h) All adjustments pursuant to this paragraph 8 shall be notified to the holders of the Series A Preferred Stock and such notice shall be accompanied by a schedule of computations of the adjustments.

(i) In the event that any adjustment is made to the Conversion Ratio, a corresponding adjustment shall be made to the number of shares of Common Stock issuable upon conversion in respect of accrued and unpaid dividends, pursuant to the second sentence of paragraph 8(a)(ii).

9.   VOTING RIGHTS.

(a) The holders of Series A Preferred Stock shall not be entitled to vote with the holders of Common Stock except with respect to shares of the Series A Preferred Stock that have been converted into Common Stock.

(b) If and whenever two dividends payable on the Series A Preferred Stock have not been paid in full, the number of directors then constituting the Board of Directors shall be increased by two and the holders of shares of Series A Preferred Stock, voting as a single class, shall be entitled to elect the additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Series A Preferred Stock then outstanding shall have been paid and dividends thereon for the current dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Stock to elect such additional directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearage in two dividends), and the term of office of any person elected as director by the holders of the Series A Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after voting power to elect a director shall have become vested and be continuing in the holders of Series A Preferred Stock pursuant to this paragraph, or if a vacancy shall exist in the office of a director elected by the holders of Series A Preferred Stock, a proper officer of the Corporation may, and upon the written request of the holders of record of at least ten percent (10%) of the shares of Series A Preferred Stock then outstanding addressed to the Secretary of the Corporation shall, call a special meeting of the holders of Series A Preferred Stock for the purpose of electing the director which such holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the Secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the holders of at least ten percent (10%) of the outstanding shares of Series A Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the person so designated upon the notice required for the annual meeting of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder of Series A Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

(c) Without either (i) the written consent of holders of a majority of the outstanding shares of Series A Preferred Stock or (ii) the vote of holders of a majority of the outstanding shares of Series A Preferred Stock which vote is taken at a meeting of the holders of Series A Preferred Stock called for such purpose, the Corporation will not amend, alter or repeal any provision of the Articles of Incorporation or this Certificate of Determination (including by way of merger), so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock; provided that any such amendment that changes the dividend payable on or the Liquidation Preference of the Series A Preferred Stock shall require either
     (i) the written consent of holders of two-thirds of the outstanding shares of Series A Preferred Stock (ii) or the vote of holders of two-thirds of the outstanding shares of Series A Preferred Stock which vote is taken at a meeting of the holders of Series A Preferred Stock called for such purpose.

(d) Without either (i) the written consent of holders of a majority of the outstanding shares of Series A Preferred Stock or (ii) the vote of holders of a majority of the outstanding shares of Series A Preferred Stock which vote is taken at a meeting of such holders called for such purpose, the Corporation will not create, authorize or issue any Senior Securities nor split or combine the Preferred Stock.

(e) The Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person or adopt a plan of liquidation unless: either (1) the Corporation is the surviving or continuing Person and the Series A Preferred Stock shall remain outstanding without any amendment that would adversely affect the preferences, rights or powers of the Series A Preferred Stock or (2) (i) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia and (ii) the Series A Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person, the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction except as provided in paragraph 8(g)(i).

(f) In exercising the voting rights set forth in Clauses (b), (c) and (d) of this paragraph 9, each shares of Series A Preferred Stock shall have one vote per share.

(g) The consent or votes required above shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation's articles of incorporation or bylaws, which approval shall be obtained by vote of the stockholders of the Corporation or as otherwise required by applicable law or the Corporation's Articles of Incorporation or bylaws.

10.  REPORTS.

     So long as any of the Series A Preferred Stock is outstanding, in the event the Corporation is not required to file quarterly and annual financial reports with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, the Corporation will furnish the holders of the Series A Preferred Stock with reports containing the same information as would be required in such reports at the same time such reports would be required to be filed if the Corporation were required to file reports with the Securities and Exchange Commission.

11.  GENERAL PROVISIONS.

     The headings of the paragraphs, subparagraphs, clauses and subclauses of this Certificate of Determination are for convenience of reference only and shall not define, limit or affect any of the provisions hereof".

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

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

     Dated: ______________, 2003

                                              ______________________________
                                              Bernard Weiss, President



                                              ______________________________
                                              Michael Prince, Secretary